As filed with the Securities and Exchange Commission on August 4, 2011

Registration No. 333-138482

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEOPLES EDUCATIONAL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	41-1368898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

299 Market Street
Saddle Brook, New Jersey 07663-5316
(201) 712-0090
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Peoples Educational Holdings, Inc.
1998 Stock Plan
Non-Qualified Stock Option Agreement
(Full title of the plan)

Brian T. Beckwith
President and Chief Executive Officer
Peoples Educational Holdings, Inc.
299 Market Street
Saddle Brook, New Jersey 07663-5316
(201) 712-0090

(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copies to: Eric O. Madson, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street Suite 4000 Minneapolis, Minnesota 55402-1425 (612) 492-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8, Registration No. 333-138482 (the “Registration Statement”) is filed by Peoples Educational Holdings, Inc., a Delaware corporation (the “Registrant”) to deregister certain shares of the Registrant’s common stock, par value $0.02 per share (“Common Stock”), that were registered for issuance under the Company’s 1998 Stock Plan and under a Non-Qualified Stock Option Agreement identified in the Registration Statement.  The Registration Statement registered 912,011 shares of Common Stock for issuance pursuant to the 1998 Stock Plan and the Non-Qualified Stock Option Agreement.  The Registration Statement is hereby amended to deregister 882,450 shares that remained unsold upon the termination of the 1998 Stock Plan or were subject to stock options under the 1998 Stock Plan that subsequently expired, and shares that remained unsold upon the expiration of the Non-Qualified Stock Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saddle Brook, State of New Jersey, on August 4, 2011.

PEOPLES EDUCATIONAL HOLDINGS, INC. By /s/ BRIAN T. BECKWITH Brian T. Beckwith Chief Executive Officer and President